UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:  CSFB ALTERNATIVE CAPITAL EVENT DRIVEN FUND, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                             11 Madison Avenue, 13th Floor
                                             New York, NY 10010
Telephone Number (including area code):
                                             (212) 325 - 2000

Name and address of agent for service of process:

                                             Lisa Conrad
                                             11 Madison Avenue, 13th Floor
                                             New York, NY 10010
Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                             YES [x] NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and the State of New York on the 28th day of October, 2004.

         CSFB ALTERNATIVE CAPITAL EVENT DRIVEN FUND, LLC


                                                By:      /s/ Robert Kulperger
                                                         --------------------
                                                         Robert Kulperger
                                                         President
Attest:  /s/ Lisa Conrad
         ---------------
         Lisa Conrad
         Secretary